Exhibit 8.1

Hunton ANDREWS KURTH LLP File No: 75392.133

December 26, 2023

Chatham Lodging Trust

222 Lakeview Avenue, Suite 200

West Palm Beach, Florida 33401

Chatham Lodging Trust

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Chatham Lodging Trust, a Maryland real estate investment trust (the “Company”), in connection with the preparation of a registration statement on Form S-3, filed by the Company with the Securities and Exchange Commission (“SEC”) on December 22, 2023 (the “Registration Statement”), with respect to the offer and sale, from time to time, of common shares of beneficial interest, par value $0.01 per share, having a maximum aggregate value of $50,000,000, of the Company, in connection with the Company’s Dividend Reinvestment and Direct Share Purchase Plan. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.	the Company’s Declaration of Trust filed on October 26, 2009 with the Department of Assessments and Taxation of the State of Maryland, and the Articles of Amendment and Restatement, as amended and supplemented;

3.	the Company’s Bylaws;

4.	the Agreement of Limited Partnership of Chatham Lodging, L.P., a Delaware limited partnership;

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON

LONDON LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC

www.HuntonAK.com

Chatham Lodging Trust

December 26, 2023

5.	the taxable REIT subsidiary elections for Chatham TRS Holding, Inc. and Chatham TRS Holding II, Inc.; and

6.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.       each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.       during its taxable year ending December 31, 2023, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.       the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.       no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussions in the Prospectus under the captions “Material U.S. Federal Income Tax Considerations” and “27. What are some of the material U.S. federal income tax consequences of my participation in the plan?” (which are incorporated herein by reference), and without further investigation, we are of the opinion that:

(a)       the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2019 through December 31, 2022, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2023 and thereafter; and

Chatham Lodging Trust

December 26, 2023

(b)       the descriptions of the law and the legal conclusions in the Prospectus under the captions “Material U.S. Federal Income Tax Considerations” and “27. What are some of the material U.S. federal income tax consequences of my participation in the plan?” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. Additional issues may exist that could affect the federal tax treatment of the transaction that is the subject of this opinion, and this opinion letter does not consider or provide a conclusion with respect to such additional issues. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Chatham Lodging Trust

December 26, 2023

Very truly yours,

/s/ Hunton Andrews Kurth LLP